UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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CORELOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

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CORELOGIC, INC.

40 Pacifica

Irvine, California 92618

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 28, 2021

April 16, 2021

These definitive additional materials amend and supplement the definitive proxy statement dated March 30, 2021 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about March 30, 2021, by CoreLogic, Inc., a Delaware corporation (“CoreLogic”), for the special meeting of stockholders of CoreLogic to be held in virtual format only at www.cesonlineservices.com/clgx21_vm on April 28, 2021, at 8:00 a.m., Pacific Time (the “Special Meeting”). CoreLogic stockholders must register in advance to participate in the Special Meeting remotely. Requests for registration to participate in the Special Meeting remotely must be received no later than 8:00 a.m., Pacific Time, on April 27, 2021. Stockholders may make such requests to register by following the instructions in the Definitive Proxy Statement. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website.

As previously disclosed, on February 4, 2021, CoreLogic entered into the Agreement and Plan of Merger (the “Merger Agreement”), by and among Celestial-Saturn Parent Inc. (“Parent”), Celestial-Saturn Merger Sub Inc., a direct, wholly-owned subsidiary of Parent (“Acquisition Sub”), and CoreLogic. Pursuant to the terms of the Merger Agreement, Acquisition Sub will merge with and into CoreLogic (the “Merger”), with CoreLogic surviving the Merger, and CoreLogic will become a wholly-owned subsidiary of Parent. CoreLogic stockholders will be asked to consider and vote on (i) a proposal to adopt the Merger Agreement and (ii) a non-binding, advisory proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

CoreLogic’s board of directors unanimously recommends that CoreLogic’s stockholders vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the merger agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by CoreLogic to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have questions about submitting a proxy card or otherwise require assistance, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 750-9498 (TOLL-FREE from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of April 16, 2021 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

The supplemental disclosures set forth below should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety, along with periodic reports and other information CoreLogic files with the SEC. To the extent that information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. All page references are to pages in the Definitive Proxy Statement, and any defined terms used but not defined herein shall have the meanings set forth in the Definitive Proxy Statement.

On March 5, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Southern District of New York, captioned Stein v. CoreLogic, Inc., et al., Case No. 1:21-cv-01948 (referred to as the “Stein Complaint”), naming as defendants CoreLogic and each member of the Board. On March 15, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the District of Colorado, captioned Morse v. CoreLogic, Inc., et al., Case No. 1:21-cv-00770 (referred to as the “Morse Complaint”), naming as defendants CoreLogic and each member of the Board. On March 29, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Central District of California, captioned Morgan v. CoreLogic, Inc., et al., Case No. 8:21-cv-00581 (referred to as the “Morgan Complaint”), naming as defendants CoreLogic and each member of the Board. On March 30, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the District of Delaware, captioned Kent v. CoreLogic, Inc. et al., Case No. 1:21-cv-00473 (referred to as the “Kent Complaint”), naming as defendants CoreLogic and each member of the Board. On March 31, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Eastern District of Pennsylvania, captioned Justice v. CoreLogic, Inc., et al., Case No. 2:21-cv-01542 (referred to as the “Justice Complaint”), naming as defendants CoreLogic and each member of the Board. On April 7, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Southern District of New York, captioned Sangster v. CoreLogic, Inc., et al., Case No. 1:21-cv-02982 (referred to as the “Sangster Complaint”), naming as defendants CoreLogic and each member of the Board. On April 7, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Eastern District of New York, captioned Carlson v. CoreLogic, Inc., et al., Case No. 1:21-cv-01879 (referred to as the “Carlson Complaint” and together with the Stein Complaint, the Morse Complaint, the Morgan Complaint, the Kent Complaint, the Justice Complaint and the Sangster Complaint, the “Complaints”), naming as defendants CoreLogic and each member of the Board.

The Complaints allege, among other things, that the defendants violated Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder. Specifically, one or more of the Complaints allege that the proxy statement filed by CoreLogic with the SEC on March 1, 2021 in connection with the Merger contains materially incomplete and misleading information concerning the Company’s financial forecasts, the financial analyses conducted by Evercore in support of its fairness opinion, services previously provided by Evercore to CoreLogic and/or Parent, the scope and terms of the non-disclosure agreements entered into between CoreLogic and potential bidders in connection with a potential strategic transaction involving CoreLogic and potential conflicts of interests of certain insiders of CoreLogic. The relief sought in one or more of the Complaints includes enjoining the consummation of the Merger unless and until the defendants disclose certain allegedly material information, rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, granting rescissory damages, directing the defendants to disseminate a proxy statement that does not contain any untrue statements of material fact and that states all required or necessary material facts, directing the defendants to account for all alleged damages suffered as a result of the defendants’ alleged wrongdoing, declaring that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder, and awarding the plaintiffs their respective costs and disbursements, including reasonable attorneys’ and expert fees and expenses.

CoreLogic believes that the Complaints are without merit and believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law. However, to minimize the expense and distraction of defending such actions, CoreLogic wishes to voluntarily make the supplemental disclosures related to the Merger set forth below. Nothing in this supplement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The Definitive Proxy Statement is hereby amended and supplemented on page 48 under the section entitled “Background of the Merger” by adding the below paragraph after the fifth full paragraph on page 48:

None of the non-disclosure agreements entered into between CoreLogic and potential bidders in connection with CoreLogic’s review of strategic alternatives includes a “don’t ask, don’t waive” provision, and each such non-disclosure agreement contains customary standstill exceptions, including in each case an exception permitting confidential offers to be made and providing that standstill provisions restricting a party from making a competing offer to acquire CoreLogic terminated upon CoreLogic’s entry into the Merger Agreement.

The Definitive Proxy Statement is hereby amended and supplemented on page 68 under the section entitled “Opinion of CoreLogic’s Financial Advisor – Summary of Evercore’s Financial Analyses – Discounted Cash Flow Analysis” by replacing that section in its entirety with the following (the supplemental text is shown in bold):

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years 2021 through 2024 based on each of Case A and Case B of the CoreLogic Projections prepared by the Company’s management, which assumed different levels of mortgage market performance for fiscal years 2022 through 2024 and which excluded the sale of the Company’s Rental Property Solutions business. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 2.5% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on each of Case A and Case B. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2020 using discount rates ranging from 8.00% to 9.00%, which were based on an estimate of the Company’s weighted average cost of capital, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt of 1,708 million (calculated as total debt, plus tax-effected pension liability, less cash and cash equivalents) as of December 31, 2020, and the number of fully diluted shares of CoreLogic Common Stock which was equal to 75.79 million, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of CoreLogic Common Stock of $74.22 to $100.40, in the case of Case A, and $67.29 to $91.58, in the case of Case B, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

The Definitive Proxy Statement is hereby amended and supplemented on page 71 under the section entitled “Opinion of CoreLogic’s Financial Advisor – Summary of Evercore’s Financial Analyses – Selected Public Company Trading Analysis” by replacing that section in its entirety with the following (the supplemental text is shown in bold):

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in (i) the diversified information services industry, (ii) the financial, business and risk information services industry, (iii) the mortgage and real estate industry and (iv) the payments and processing services industry (collectively, the “Selected Companies”):

For each of the Selected Companies, Evercore calculated (i) enterprise value (defined as equity market capitalization plus total debt, plus tax-effected pension liability, plus preferred equity, plus minority interest, less unconsolidated assets, less cash and cash equivalents, as applicable) based on closing share prices as of February 2, 2021, as a multiple of estimated Adjusted EBITDA for fiscal year 2021 and (ii) price per share as of February 2, 2021 as a multiple of adjusted estimated earnings per share (“Adjusted EPS”)1 for fiscal year 2021. Estimated financial data of the Selected Companies was based on publicly available research analysts’ estimates.

[1]

Adjusted EPS is defined as diluted income from continuing operations, net of tax, adjusted, as applicable, for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments.

The Selected Companies and the results of these analyses indicated the following:

Company	Benchmark
	Enterprise Value / 2021E Adjusted EBITDA	Price / 2021E Adjusted EPS
Diversified Information Services
Gartner, Inc.	21.2x	38.4x
IHS Markit Ltd.	20.4x	28.6x
IQVIA Holdings Inc.	17.1x	23.5x
Nielsen Holdings plc	10.0x	13.5x
RELX PLC	16.0x	21.3x
The Dun & Bradstreet Corporation	17.2x	24.3x
Thomson Reuters Corporation	16.9x	41.6x
Wolters Kluwer N.V.	15.1x	23.2x
Financial, Business and Risk Information Services
CoStar Group, Inc.	51.5x	80.5x
Equifax Inc.	17.5x	28.4x
Experian plc	18.9x	33.1x
FactSet Research Systems Inc.	22.2x	27.9x
Fair Isaac Corporation	29.2x	40.4x
Moody’s Corporation	20.0x	27.0x
S&P Global Inc.	20.3x	27.8x
TransUnion	18.4x	28.0x
Verisk Analytics, Inc.	22.6x	34.8x
Mortgage and Real Estate
Black Knight, Inc.	22.5x	36.7x
Fidelity National Financial, Inc.	nm	8.9x
First American Financial Corporation	nm	10.9x
MGIC Investment Corporation	nm	7.1x
Mr. Cooper Group Inc.	nm	5.5x
PennyMac Financial Services, Inc.	nm	4.4x
Radian Group Inc.	nm	7.3x
Realogy Holdings Corp.	6.7x	8.0x
Zillow Group, Inc.	nm	nm
Payments and Processing Services
Euronet Worldwide, Inc.	12.7x	22.6x
Fidelity National Information Services, Inc.	15.6x	20.5x
FleetCor Technologies, Inc.	16.6x	20.1x
Global Payments Inc.	17.5x	23.8x
Jack Henry & Associates, Inc.	19.1x	36.6x

Note: “nm” means “not meaningful” because multiples were either below 0.0x or greater than 75.0x in the case of Adjusted EBITDA or below 0.0x or greater than 100.0x in the case of Adjusted EPS. Adjusted EBITDA multiples not meaningful for select Mortgage and Real Estate companies.

Benchmark	High	Low	Mean	Median
Diversified Information Services
Enterprise Value / 2021E Adjusted EBITDA	21.2x	10.0x	16.7x	17.0x
Price / 2021E Adjusted EPS	41.6x	13.5x	26.8x	23.9x
Financial, Business and Risk Information Services
Enterprise Value / 2021E Adjusted EBITDA	51.5x	17.5x	24.5x	20.3x
Price / 2021E Adjusted EPS	80.5x	27.0x	36.4x	28.4x
Mortgage and Real Estate
Enterprise Value / 2021E Adjusted EBITDA	22.5x	6.7x	14.6x	14.6x
Price / 2021E Adjusted EPS	36.7x	4.4x	11.1x	7.6x
Payments and Processing Services
Enterprise Value / 2021E Adjusted EBITDA	19.1x	12.7x	16.3x	16.6x
Price / 2021E Adjusted EPS	36.6x	20.1x	24.7x	22.6x

Based on the multiples it derived for the Selected Companies and based on its professional judgment and experience, Evercore applied an enterprise value / Adjusted EBITDA multiple reference range of 10.0x – 14.0x to the Company’s estimated Adjusted EBITDA for 2021 as set forth in the CoreLogic Projections. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt, plus tax-effected pension liability, less cash and cash equivalents) as of December 31, 2020, and the number of fully diluted shares of CoreLogic Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of CoreLogic Common Stock of $71.23 to $108.74, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

In addition, based on the multiples it derived for the Selected Companies and based on its professional judgment and experience, Evercore applied a price / Adjusted EPS multiple reference range of 14.0x – 20.0x to the Company’s estimated Adjusted EPS for fiscal year 2021 as set forth in the CoreLogic Projections, which takes into account the Company’s previously announced share repurchase plan. This analysis indicated a range of implied equity values per share of CoreLogic Common Stock of $75.36 to $107.65, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

Although none of the Selected Companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the Selected Companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Companies and other matters, as well as differences in the Selected Companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Companies and the multiples derived from the Selected Companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Companies.

The Definitive Proxy Statement is hereby amended and supplemented on page 74 under the section entitled “Opinion of CoreLogic’s Financial Advisor – Summary of Evercore’s Financial Analyses – Equity Research Analyst Price Targets” by adding the following at the end of the first paragraph in that section:

The selected price targets published by various research analysts that were publicly available as of June 25, 2020 and as of February 2, 2021 were as follows:

Firm	Most Recent Price Target before June 26, 2020	Most Recent Price Target between October 22, 2020 and February 2, 2021
Robert W. Baird & Co.	$55		$82
Truist Securities FKA SunTrust Robinson Humphrey, Inc.	$38		$80
Wolfe Research, LLC	$50		$79
Barclays Bank PLC	$55		$78
Keefe, Bruyette & Woods, Inc.	$40		$73
Zelman & Associates	$51	$	N/A	*
Compass Point Research & Trading, LLC	$48		$70
Stephens Inc.	$57		$69
Deutsche Bank Securities Inc.	$27		$66
Wells Fargo Securities, LLC	$45		$68

* Zelman & Associates most recent price target of $72 was published on September 24, 2020.

The Definitive Proxy Statement is hereby amended and supplemented on page 75 under the section entitled “Opinion of CoreLogic’s Financial Advisor – Summary of Evercore’s Financial Analyses – Miscellaneous” by replacing the third to last paragraph in its entirety with the following (the supplemental text is shown in bold):

During the two year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to the Company and Evercore has received fees of approximately $35 million for the rendering of these services, including advisory services in connection with the unsolicited proposal and activism campaign by Senator and Cannae. In addition, during the two year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to affiliates of Parent, including Insight Partners and certain of its portfolio companies, none of which are related to the Merger or involve the Company, and received fees of approximately $17 million for the rendering of these services. Evercore may provide financial advisory or other services to the Company and Parent in the future, and in connection with any such services Evercore may receive compensation.

The Definitive Proxy Statement is hereby amended and supplemented on page 78 under the section entitled “Projections Prepared by CoreLogic’s Management” by replacing the summary table of the CoreLogic Projections with the following (the supplemental text is shown in bold):

	2020E	2021E	2022E	2023E	2024E
(dollars in millions, except per share values)
Case A CoreLogic Projections
Revenue	$1,981	$2,039	$2,102	$2,172	$2,273
% Growth	15.3%	2.9%	3.1%	3.3%	4.7%
% Organic Growth	7.8%	3.5%	5.6%	5.2%	4.7%
Adj. Operating Expenses	($1,294)	($1,328)	($1,366)	($1,416)	($1,468)
Adj. EBITDA	$687	$711	$736	$756	$804
% Margin	34.7%	34.9%	35.0%	34.8%	35.4%
(-) Capital Expenditures	($100)	($108)	($111)	($113)	($115)
(+) Increases in Tax Business Unit Deferred Revenue	$153	$111	$97	$110	$126
(-) Other Significant Changes in Working Capital Items	($25)	($34)	($35)	($45)	($47)
(-) Strategic Efficiency Investments	($27)	($21)	($20)	($20)	($20)
(-) Strategic Process Costs	($54)	—	—	—	—
Unlevered FCF	$634	$659	$667	$688	$748
% Conversion (1)	92.3%	92.7%	90.6%	91.0%	93.0%

Case B CoreLogic Projections
Revenue	$1,981	$2,039	$2,082	$2,153	$2,214
% Growth	15.3%	2.9%	2.1%	3.4%	2.9%
% Organic Growth	7.8%	3.5%	5.6%	5.3%	4.7%
Adj. Operating Expenses	($1,294)	($1,328)	($1,362)	($1,412)	($1,457)
Adj. EBITDA	$687	$711	$720	$741	$758
% Margin	34.7%	34.9%	34.6%	34.4%	34.2%
(-) Capital Expenditures	($100)	($108)	($111)	($113)	($115)
(+) Increases in Tax Business Unit Deferred Revenue	$153	$71	$79	$87	$96
(-) Other Significant Changes in Working Capital Items	($25)	($26)	($32)	($40)	($41)
(-) Strategic Efficiency Investments	($27)	($21)	($20)	($20)	($20)
(-) Strategic Process Costs	($54)	—	—	—	—
Unlevered FCF	$634	$626	$637	$655	$677
% Conversion (1)	92.3%	88.1%	88.5%	88.4%	89.4%

(1)	% Conversion calculated as Unlevered FCF divided by Adj. EBITDA.

For both Case A and Case B, the 2021E Adjusted EPS was $5.38 (which includes the impact of the $1 billion share repurchase plan announced on July 23, 2020).

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Safe Harbor/Forward Looking Statements

Certain statements made in this communication are “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the acquisition of CoreLogic by affiliates of Stone Point Capital Partners and Insight Partners (the “Merger”), including financial estimates and statements as to the expected timing, completion and effects of the Merger. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. These risks and uncertainties include but are not limited to: (i) the completion of the Merger on the anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the acquisition, (ii) the ability of Stone Point Capital Partners and Insight Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger; (iii) potential litigation relating to the Merger that could be instituted against Stone Point Capital Partners, Insight Partners, CoreLogic or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Merger will harm CoreLogic’s business, including current plans and operations; (v) the ability of CoreLogic to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments; (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect CoreLogic’s financial performance; (x) certain restrictions during the pendency of the Merger that may impact CoreLogic’s ability to pursue certain business opportunities or strategic transactions; (xi) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xii) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring CoreLogic to pay a termination fee; (xiv) those risks and uncertainties set forth in Part I, Item 1A of CoreLogic’s most recent Annual Report on Form 10-K and Part II, Item 1A of CoreLogic’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by CoreLogic with the Securities and Exchange

Commission (the “SEC”); and (xv) those risks described in the definitive proxy statement that was filed with the SEC on March 30, 2021 and is available from the sources indicated below. These risks, as well as other risks associated with the Merger, are more fully discussed in the definitive proxy statement that was filed with the SEC on March 30, 2021, in connection with the Merger. While the list of factors presented here and in the definitive proxy statement are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on CoreLogic’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Important Additional Information and Where to Find It

This communication is being made in connection with the Merger. On March 30, 2021, in connection with the Merger, the Company filed a definitive proxy statement and form of proxy card with the SEC and mailed the definitive proxy statement and form of proxy card to stockholders of CoreLogic entitled to vote at the special meeting relating to the Merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders may obtain, free of charge, copies of such documents filed by CoreLogic with the SEC in connection with the Merger, including the definitive proxy statement, at the SEC’s website (http://www.sec.gov). In addition, stockholders may obtain, free of charge, copies of such documents filed by CoreLogic at CoreLogic’s website (https://investor.corelogic.com). Alternatively, these documents, when available, can be obtained free of charge from CoreLogic upon written request to CoreLogic at 40 Pacifica, Irvine, CA 92618, Attn: Dan Smith, or by calling 703-610-5410.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.